                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-42369

PROSPECTUS SUPPLEMENT DATED JULY 8, 1998

(To Prospectus dated February 11, 1998, Prospectus Supplement dated March 2, 1998, Prospectus Supplement dated April 1, 1998, Prospectus Supplement dated April 28, 1998 and Prospectus Supplement dated June 11, 1998)


                      INTEGRATED PROCESS EQUIPMENT CORP.


                                 $115,000,000
         6-1/4% Convertible Subordinated Notes due September 15, 2004
                                      and
            Shares of Common Stock Issuable Upon Conversion Thereof
                            _______________________



     This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

     The table captioned "Selling Securityholders" commencing on pages 28-29 of the Prospectus is hereby amended to reflect the following additions and changes.

                                                                        NUMBER OF SHARES OF
                                        PRINCIPAL AMOUNT OF          COMMON STOCK BENEFICIALLY
                                      NOTES BENEFICIALLY OWNED           OWNED AND OFFERED
       SELLING SECURITYHOLDER             AND OFFERED HEREBY                HEREBY (1)(2)
------------------------------------  --------------------------  -------------------------------
Baird, Patrick & Co., Inc..               1,000,000 (3)                       25,641


(1)  Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $39.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3)  Revised from 500,000 in Prospectus Supplement dated April 28, 1998.